EXHIBIT 99.2
                                                                    ------------



{LOGO OF FRANKLIN CAPITAL CORP.]
    47 WEST 200 SOUTH, SUITE 500 * SALT LAKE CITY, UT 84101-1606 * (800)717-2886



October 11, 2004



PricewaterhouseCoopers LLP
201 South Main Street, Suite 900
Salt Lake City, UT  84111

As of September 30, 2004 and for the period from December 1, 2003 to September 30, 2004, Franklin Capital Corporation has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP") in connection with the Sale and Servicing Agreement dated as of December 1, 2003.

Sincerely,

/s/ Tonya B. Roemer

Tonya B. Roemer
Vice President/Assistant Treasurer
Franklin Capital Corporation